Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Form S-3 filed on June 15, 2020, Registration Statement No. 333-218775 on Form S-3, Registration Statement Nos. 333-233591 and 333-214422 on Form S-4, and Registration Statement Nos. 333-198830, 333-203227 and 333-232336 on Form S-8 of Eldorado Resorts, Inc. (“Eldorado”) of our report dated February 25, 2020, relating to the financial statements of Caesars Entertainment Corporation appearing in this Current Report on Form 8-K of Eldorado dated June 15, 2020.

/s/ Deloitte & Touche LLP

Las Vegas, Nevada

June 15, 2020